As filed with the Securities and Exchange Commission on November 13, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	16-1387013
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)
2000 Technology Parkway
Newark, New York 14513
(Address of Principal Executive Offices) (Zip Code)
Ultralife Corporation
Amended and Restated 2004 Long-Term Incentive Plan
as amended June 5, 2008
(Full title of the plan)
John D. Kavazanjian
President and Chief Executive Officer
Ultralife Corporation
2000 Technology Parkway
Newark, New York 14513
(Name and address of agent for service)
315-332-7100
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.10 per share	500,000	$9.02	$4,510,000	$177.24

(1)	Estimated in accordance with Rule 457(c), as of November 9, 2008, solely for the purpose of calculating the registration fee.
In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the stock option plan described herein.

Effective June 5, 2008, the Registrant changed its corporate name to Ultralife Corporation from Ultralife Batteries, Inc. Accordingly, all references to Ultralife Batteries, Inc. in the Amended and Restated 2004 Long-Term Incentive Plan shall now be deemed to refer to Ultralife Corporation, and the name of that Plan shall now be the “Ultralife Corporation Amended and Restated 2004 Long-Term Incentive Plan.”
This Registration Statement on Form S-8 relates to Amendment No. 3 to the Ultralife Corporation Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) pursuant to which the Registrant was originally authorized to issue up to 750,000 shares of its Common Stock together with such additional shares as remain available for issuance under the Company’s Amended and Restated 2000 Stock Option Plan, as amended, or shares which become available upon the lapse, expiration, termination or cancellation of outstanding stock options under the 2000 Stock Option Plan. Such additional shares have been previously registered pursuant to two separate S-8 registration statements (File No. 333-60984 and File No. 333-114271 filed with the Securities and Exchange Commission on May 15, 2001 and April 7, 2004, respectively). The initial 750,000 shares were previously registered pursuant to an S-8 registration statement (File No. 333-117662). Pursuant to Amendment No. 1 to the Plan, approved by the Registrant’s stockholders on June 8, 2006, the number of shares of Common Stock authorized pursuant to the Plan was increased from 750,000 to 1,500,000 and those additional 750,000 shares were previously registered pursuant to an S-8 registration statement (File No. 333-136737). Amendment No. 3, approved by the Registrant’s stockholders on June 5, 2008, increased the number of shares of Common Stock authorized pursuant to the Plan from 1,500,000 to 2,000,000. Pursuant to instruction E to Form S-8, the filing fee is being paid only with respect to the 500,000 shares of Common Stock covered by Amendment No. 3, which were not previously registered.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
          The following documents of the Registrant previously filed with the Securities and Exchange Commission are incorporated herein by reference:
(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2008;

(c)	the Registrant’s Quarterly Reports on Form 10-Q for the three-months ended March 29, 2008, the three and six months ended June 28, 2008 and the three and nine months ended September 27, 2008;

(d)	the Registrant’s Current Reports on Form 8-K filed January 14, 2008, Form 8-K/A (Amendment No. 1) filed January 30, 2008, Form 8-K filed April 23, 2008, Form 8-K filed June 9, 2008, Form 8-K filed June 11, 2008, Form 8-K filed July 10, 2008, Form 8-K filed July 31, 2008, Form 8-K filed October 30, 2008 and Form 8-K filed November 4, 2008; and

(e)	the description of the Registrant’s Common Stock, par value $.10 per share, contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 33-54470), filed with the Securities and Exchange Commission on December 23, 1992.
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement (and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
          Not Applicable.
Item 5. Interests of Named Experts and Counsel
          Not Applicable.
Item 6. Indemnification of Directors and Officers
          The Registrant’s Restated Certificate of Incorporation and By-laws, each as amended, provide for elimination of the liability of Directors to the Registrant to the fullest extent permitted by Section 102(7)(b) of the Delaware General Corporation Law, as the same may be amended and supplemented.
          The Registrant’s Restated Certificate of Incorporation provides, in accordance with the Delaware General Corporation Law, that Directors are not liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividend payments or stock repurchases in violation of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.
          The Registrant’s Restated Certificate of Incorporation and By-laws include provisions by which the Registrant will indemnify all persons whom it shall have the power to indemnify under Section 145 of the Delaware General Corporation Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section. The indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

          The general effect of these provisions will be to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on behalf of the Registrant) to recover monetary damages in the event of a breach of fiduciary duty as a director (including breach of duty in the case of negligence or grossly negligent behavior) except in the situations as described above. These provisions will not affect the availability of injunctive relief against directors of the Registrant (although such relief may not always be available as a practical matter) nor will it limit directors’ liability for violations of the federal securities laws.
Item 7. Exemption from Registration Claimed
          Not Applicable.
Item 8. Exhibits

4.1	Restated Certificate of Incorporation of the Registrant*
4.2	By-laws of the Registrant (Exhibit 3.2)(1)
4.3	Form of Common Stock Certificate of the Registrant (Exhibit 4.1)(1)
5.1	Opinion of Harter Secrest & Emery LLP*
23.1	Consent of BDO Seidman LLP*
23.2	Consent of Harter Secrest & Emery LLP(2)
99.1	Ultralife Corporation Amended and Restated 2000 Stock Option Plan (Exhibit 99.1)(3)
99.2	Ultralife Corporation Amended and Restated 2004 Long-Term Incentive Plan (Exhibit 99.2)(4)
99.3	Amendment No. 1 to Ultralife Corporation Amended and Restated Long-Term Incentive Plan (Exhibit 99.3)(5)
99.4	Amendment No. 2 to Ultralife Corporation Amended and Restated Long-Term Incentive Plan*
99.5	Amendment No. 3 to Ultralife Corporation Amended and Restated Long-Term Incentive Plan*
*Exhibit filed with this Registration Statement
(1) Exhibit previously filed as part of and is incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 33-544701). The exhibit number contained in parenthesis refers to the exhibit number in such Registration Statement.
(2) Included in Exhibit 5.1 to this Registration Statement.
(3) Exhibit previously filed as part of and is incorporated by reference to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-114271). The exhibit number contained in parenthesis refers to the exhibit number in such Registration Statement.
(4) Exhibit previously filed as part of and is incorporated by reference to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-117662). The exhibit number contained in parenthesis refers to the exhibit number in such Registration Statement.
(5) Exhibit previously filed as part of and is incorporated by reference to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-136737). The exhibit number contained in parenthesis refers to the exhibit number in such Registration Statement.

Item 9. Undertakings
          (a) The undersigned Registrant hereby undertakes (subject to the proviso contained in Item 512(a) of Regulation S-K):
                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
                     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
                     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
                (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Newark, State of New York, on this 12th day of November 2008.

ULTRALIFE CORPORATION
By:	/s/ John D. Kavazanjian
	Name:	John D. Kavazanjian
	Title:	President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John D. Kavazanjian John D. Kavazanjian	President and Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2008

/s/ Robert W. Fishback Robert W. Fishback	Vice President-Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2008

/s/ Carole L. Anderson Carole L. Anderson	Director	November 12, 2008

/s/ Patricia C. Barron Patricia C. Barron	Director	November 12, 2008

/s/ Anthony J. Cavanna Anthony J. Cavanna	Director	November 12, 2008

/s/ Paula H. J. Cholmondeley Paula H. J. Cholmondeley	Director	November 12, 2008

/s/ Daniel W. Christman Daniel W. Christman	Director	November 12, 2008

/s/ John D. Kavazanjian John D. Kavazanjian	Director	November 12, 2008

Ranjit C. Singh	Director

/s/ Bradford T. Whitmore Bradford T. Whitmore	Director	November 12, 2008